EXHIBIT 10.22
CONSULTING AGREEMENT
     THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into this 27th day of July, 2007, by and among Interstate Brands Corporation, a Delaware corporation (the “Company”), and Interim LLC, a Texas limited liability company (“Consultant”).
     WHEREAS, Consultant has considerable knowledge and expertise concerning the strategic and administrative aspects of the human resources function in large corporate environments, particularly those utilizing direct store delivery structures (“DSD”);
     WHEREAS, the Company has previously engaged Consultant pursuant to another Consulting Agreement dated May 7, 2007, and Consultant has made satisfactory progress on the Deliverables thereunder;
     WHEREAS, the Company desires to modify the structure of its relationship with Consultant as herein set forth in order to continue to utilize Consultant’s knowledge and expertise; and
     WHEREAS, Consultant is willing to make itself available to the Company for the period provided in this Agreement subject to the terms and conditions hereinafter provided;
     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.	Performance of Consulting Services. Consultant agrees to perform consulting services for the Company with respect to such business matters of the Company and at such time or times as the Company may reasonably request, including, without limitation, completion of the services and preparation of the deliverables set forth on Exhibit A (the “Services”). Consultant further agrees that the Services will be provided by its employee David A. Loeser (“Employee”). During the term of this Agreement, Employee shall serve in the capacity of Acting Executive Vice President of Human Resources of the Company. Consultant shall have discretion as to the time, place and manner of the performance of the Services, consistent with the satisfactory performance of such Services. It is anticipated by the parties that Employee will dedicate a substantial portion of his working time to performance of the Services during the term of this Agreement and will participate in such telephone calls, electronic communications and meetings as may be reasonably requested by the Company.
2.	Independent Contractor; No Fringe Benefits.
(a) Consultant is engaged by the Company to exercise its independent and professional judgment in performing the Services. Accordingly, Consultant will determine, in its sole discretion, the manner, means, details and methods used in performing the Services. Consultant understands and agrees that it shall not have any right or authority to assume or create any obligation or responsibility, express or implied, on behalf or in the name of the Company or to bind the Company in any manner. Further, Consultant shall not take any actions that would reasonably lead a third party to believe that Consultant has the authority to assume or create any obligation or responsibility, express or implied, on behalf or in the name of the Company or to bind the Company in any manner. Consultant hereby acknowledges that it is solely responsible for paying all federal, state and local income or business taxes, including estimated taxes, self-employment, Federal Insurance Contribution Act taxes, workers’ compensation and unemployment compensation taxes and business license fees, if applicable, and any other taxes, fees, additions to tax, interest or penalties which may be assessed, imposed, or incurred as a result of the compensation provided to Consultant by the Company or provided to Employee by Consultant pursuant to this Agreement. The Consultant shall be solely and exclusively responsible for reporting, withholding and paying any and all such taxes, as and when due and payable.

(b) Neither Consultant nor Employee shall be entitled to any rights and fringe benefits afforded to Company employees, including health insurance, disability or unemployment insurance, workers’ compensation insurance, pension and retirement, profit-sharing, or any other policy, plan or program applicable to employees of the Company.
3.	Term. The term of the consulting arrangement shall commence on July 22, 2007 (the “Effective Date”), and continue until the earlier to occur of (i) the date that is nine (9) months following the Effective Date, (ii) the effective date of the Company’s Plan of Reorganization under Chapter 11 of the US Bankruptcy Code, or (iii) the date the Chapter 11 cases are converted to Chapter 7 of the Bankruptcy Code (the “Term”).

4.	Termination. The Company may terminate this Agreement at any time, with or without cause, upon five (5) days notice to Consultant. Consultant may terminate this Agreement upon five (5) days notice to Company in the event that Company fails to perform its obligations hereunder, provided Company has not cured such failure to perform during such five (5) day notice period. Immediately upon the termination of this Agreement, all payments shall immediately cease; provided, however, that the Company shall pay to Consultant such compensation as Consultant shall have earned up to the date of the termination of the consulting arrangement.

5.	Compensation; Expenses.
(a) The Company agrees to pay to Consultant, as compensation for the Services, at the rate of Six Hundred Fifty Dollars ($650.00) per hour for each hour that Consultant performs Services under this Agreement, limited to 50 hours per week. Such compensation shall be payable in arrears, with payment of the total hours billed (subject to the weekly limit) less a holdback of $200.00 per hour (the “Holdback”), to be made within ten (10) business days of Company’s receipt of an invoice setting forth the dates and hours worked by Consultant during the preceding calendar month. The total amount of the Holdback earned will be paid at the end of the Term of this Agreement. Should Consultant refuse to perform the Services for the full Term without cause, it shall not be eligible to receive any portion of the Holdback.
Consultant may, at its election require the Company to seek approval from the bankruptcy court of the terms of compensation set forth in this Agreement. Any such election must be in writing and shall be delivered to the Company in the manner set forth in section 17 below. In the event that Consultant so elects and such compensation is not approved by the Bankruptcy Court on terms acceptable to Consultant by a date that is no later that the next regularly scheduled omnibus hearing date in the Company’s bankruptcy case that occurs more than twenty days after the Company receives written notice of such election,, then Consultant may terminate the Agreement pursuant to section 4 of this Agreement. Provided, however, in the event Consultant terminates the Agreement pursuant to this clause, it shall be paid any Holdback accrued through the effective date of such termination.
(b) The Company shall reimburse Consultant for all ordinary, necessary and reasonable expenses (including, but not limited to, lodging, meals and travel expenses) incurred and paid by Consultant in the course of the performance of the Services and consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses for the Company’s own employees, and subject to the Company’s requirements with respect to the manner of reporting such expenses.
(c) The Company shall provide Employee with administrative support substantially equivalent with that made available to employees of the Company at the vice president level.
(d) The Company shall deliver a copy of this Agreement to representatives of its senior secured lenders, Official Committee of Unsecured Creditors and Official Committee of Equity Security Holders within two (2) business days after execution hereof and shall receive their consent to the terms hereof in a form that is reasonably acceptable to Consultant.

6.	Covenant Not to Compete. During the term of this Agreement and for a period of two (2) years following its termination, Consultant and Employee will not, directly or indirectly, without the express written consent of the Company own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in or act as an officer, director, partner, principal, member, manager, shareholder, proprietor, employee, agent, representative, consultant or independent contractor of, or in any way assist any person or entity in the conduct of, any business that is engaged or may become engaged in any business competitive to any business now or at any time during the period hereof engaged in by the Company or any of its affiliates, including, but not limited to, any business that is engaged in the production, marketing, distribution or sale of fresh baked bread or sweet goods; provided, however, that notwithstanding the foregoing, Consultant or Employee may own not more than five percent (5%) of the outstanding equity securities in any corporation or entity that is listed upon a national stock exchange or actively traded in the over-the-counter market.

7.	Covenant Not to Solicit. Consultant agrees that, during the term of this Agreement and for a period of one (1) year thereafter, neither it nor any of its agents or affiliates will directly or indirectly engage, recruit, solicit for employment or engagement, offer employment to or hire, or otherwise seek to influence or alter any relationship with, without the prior written consent of the Company, any person who is an employee of the Company or its affiliates; provided, however, that this provision shall not restrict Consultant from offering employment to or otherwise engaging any current or former employee of the Company who responds to a general advertisement. Without limiting the generality of the provisions of Section 6, Consultant hereby agrees that, during the term of this Agreement and for a period of one (1) year thereafter, in order to protect the Company’s Confidential Information and trade secrets, Consultant shall not, directly or indirectly, without the prior written consent of the Company (i) induce any person which is a customer of the Company or its affiliates to patronize any competitor of Company; (ii) canvass or solicit from any person who is a customer of the Company or any of its affiliates, on behalf of any such competitor; or (iii) request or advise any person who is a customer or vendor of the Company or any of its affiliates or their successors to withdraw, curtail or cancel any such customer’s or vendor’s business with any such entity.

8.	Covenant Not to Disparage or Cause Disrepute. Consultant agrees not to make any public or private statement at any time that is disparaging of the Company, its affiliates or any of their respective present or former officers, managers, directors, members, shareholders, agents, or employees, as applicable, or their predecessors, successors or assigns. Consultant further agrees not to engage in any conduct, business or personal, that brings the organizational objectives of the Company or the Company itself into disrepute or disregard. The Company agrees not to make any public or private statement at any time that is disparaging of Consultant or Employee.

9.	Covenant Not to Disclose Confidential Information.
(a) Consultant acknowledges that, during the term of this Agreement, Consultant may develop or have access to and knowledge of certain information and data that the Company or its affiliates consider confidential and that the release of such information or data to unauthorized persons or entities would be extremely detrimental to the Company. As a consequence, Consultant hereby agrees and acknowledges that Consultant owes a duty to the Company not to disclose, and Consultant agrees that, during or after the term of this Agreement, without the prior written consent of the Company Consultant will not communicate, publish or disclose to any person or entity anywhere or use (for Consultant’s own benefit or the benefit of others) any Confidential Information (as defined below) for any purpose other than carrying out Consultant’s duties as contemplated by this Agreement. Consultant will use its best efforts at all times to hold in confidence and to safeguard any Confidential Information to ensure that any unauthorized persons or entities do not gain possession of any Confidential Information and, in particular, will not permit any Confidential Information to be read, duplicated or copied. Consultant will return to the Company all originals and copies of documents and other materials, whether in printed or electronic format or otherwise, containing or derived from Confidential Information in its possession or under its control when its duties no longer require possession thereof, or whenever the Company shall so request, and in any event will promptly return all such Confidential Information upon termination of this Agreement for any reason and will not retain any copies thereof. Consultant acknowledges that it is obligated to protect the Confidential Information from disclosure or use even after termination of this Agreement. For purposes hereof, the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or its affiliates, or any party to whom the Company owes a duty of confidentiality, that is not known generally to the industry in which the Company or any subsidiary, parent or affiliate of the Company, or any party to whom the Company owes a duty of confidentiality, is or may be engaged, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s or its affiliates’, or any party to whom the Company owes a duty of confidentiality, past, present or future business and products, price lists, customer lists, supplier lists, processes, procedures or standards, know-how, manuals, hardware, software, source code, business strategies, records, marketing plans, drawings, technical information, specifications, designs, patent information, financial information, whether or not reduced to writing, or information or data that the Company or its affiliates or any party to whom the Company owes a duty of confidentiality advises Consultant should be treated as confidential information.
(b) In the event that Consultant is requested, pursuant to, or required by applicable law or regulation, or by legal process, to disclose any Confidential Information, Consultant shall use its best efforts to promptly notify the Company of such request and enable the Company to seek an appropriate protective order. In the event that such a protective order or other protective remedy is not obtained, Consultant shall furnish only that portion of the Confidential Information that is legally required, in the opinion of its counsel, and will exercise its best efforts to obtain reliable assurances that confidential treatment will be accorded the Confidential Information.
10.	Proprietary Rights. For purposes of this Agreement, “Proprietary Rights” means all inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, market data, financial data, personnel data and computer programs; all client, customer, account and supplier lists and files; all files, letters, memoranda, notes, reports, data, sketches, drawings, program listings and other written, photographic and tangible materials; all improvements, discoveries, enhancements, software and works of authorship; and all patent, copyright, mask works, trademark, trade name and other intellectual or proprietary property rights related to any of the foregoing. All Proprietary Rights created or developed by Consultant in the course of providing the Services or arising out of Company’s Confidential Information shall be owned exclusively by Company. Without limiting the generality of the foregoing, all such Proprietary Rights created, made, conceived or reduced to practice by or under the direction or control of Consultant while this Agreement is in effect, acting alone or jointly with others, shall be considered “work for hire” and shall be owned exclusively by Company. For the avoidance of doubt, any Proprietary Rights in the possession of Consultant as of the Effective Date of this Agreement shall be owned exclusively by Consultant, provided, however, that to the extent such rights are incorporated into the Deliverables, Company shall have and is hereby granted a perpetual royalty-free license in such rights. Consultant hereby grants, bargains, sells, releases, waives, transfers and assigns to Company and its successors and assigns all right, title and interest, if any, that Consultant may now or hereafter have, own, claim, allege or assert in or with respect to such Proprietary Rights or any portion thereof. Consultant is not granted any license or other interest in the Proprietary Rights or any portion thereof. The parties shall cooperate with each other, including without limitation by executing and delivering such documents and taking such actions as shall be necessary or appropriate, to give effect to their intentions expressed in this Section 10.

11.	Specific Performance. Recognizing that irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by Consultant contained in Sections 6-10, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies that may be available to it, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Consultant, and each and every person or entity acting in concert or participation with it, from the continuation of such breach and, in addition thereto, Consultant shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees, sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The Company shall not be required to obtain a bond in connection with enforcement of its rights hereunder. The covenants and obligations of Consultant set forth in Sections 6-10 are in addition to and not in lieu of or exclusive of any other obligations and duties of Consultant to the Company, whether express or implied in fact or in law.

12.	Enforcement Expenses. In the event that a party hereto brings any legal action or other proceeding to enforce or interpret any of the rights, obligations or provisions of this Agreement, or because of a dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party reasonable attorneys’ fees and all other costs in such action or proceeding in addition to any other relief to which such prevailing party may be entitled.

13.	Indemnification.
(a) Company hereby agrees to indemnify Consultant to the full extent provided in the Company’s Certificate of Incorporation and Bylaws as if it were an officer of the Company.
(b) Consultant hereby agrees to indemnify and hold harmless Company from and against all claims, liabilities, losses, damages and expenses, as incurred (including reasonable legal fees), joint or several, in connection with, relating to or arising out of Consultant’s gross negligence, willful misconduct or bad faith in performing the Services.
(c) No later than August 31, 2007, Company will obtain an endorsement to its existing directors’ and officers’ liability insurance policy (or policies) such that Consultant will be covered by such policies as if it were employed by the Company as an officer.
14.	No Conflict. Consultant represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Consultant’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Consultant is a party or under which Consultant is bound, including, without limitation, the breach by Consultant of a fiduciary duty to any former employers.

15.	Assignment. This Agreement is personal and not assignable by Consultant but it may be assigned by the Company without notice to or consent of Consultant to, and shall thereafter be binding upon and enforceable by, any subsidiary or affiliate of the Company, or any person or entity which shall acquire or succeed to substantially all of the business or assets of the Company (and such person or entity shall be deemed included in the definition of the “Company” for all purposes of this Agreement) but is not otherwise assignable by the Company.

16.	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri without regard to conflicts of laws principles.

17.	Notice. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, addressed as follows:

If to the Company:	with a copy to:

Interstate Brands Corporation	Interstate Brands Corporation
12 East Armour Boulevard	12 East Armour Boulevard
Kansas City, Missouri 64111	Kansas City, Missouri 64111
Attn: Chief Executive Officer	Attn: General Counsel

If to Consultant:

Interim LLC
4100 Aspen Lane
Westlake, Texas 76262
or such other persons or to such other addresses as shall be furnished in writing by any party to the other party, and shall be deemed to have been given only upon its delivery in accordance with this Section 17.

18.	Entire Agreement; Validity. This Agreement constitutes and expresses the entire agreement of the parties hereto with respect to the subject matter hereof, and may be modified only by written agreement signed by the parties hereto. This Agreement shall supersede all prior arrangements between the parties, whether written or verbal. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect. Upon such determination that any provision is invalid, illegal or incapable of being enforced, a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

19.	Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

20.	Survival of Obligations. All obligations of Consultant that by their nature involve performance, in any particular, after the expiration or termination of this Agreement, or that cannot be ascertained to have been fully performed until after the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement.

21.	Counterparts. This Agreement may be executed in one or more counterparts, and any agreement bearing the original, whether on one or more pages, shall be considered an original.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day and year first above set out.

INTERSTATE BRANDS CORPORATION		INTERIM LLC

By:	/s/ Craig D. Jung	By:	/s/ David A. Loeser

Name:	Craig D. Jung	Name:	David A. Loeser
Title:	Chief Executive Officer	Title:

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